Supplement No. 5 to Prospectus dated July 10, 2000, as amended


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         This supplement  contains  information that supplements and updates our prospectus dated July 10, 2000, as amended by the cumulative amendment dated November 20, 2000. Since it contains only the most recent developments, this
cumulative   supplement   should  be  read  in  conjunction  with  such  amended
prospectus.
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         We have entered into a gas purchase contract with the Polish Oil and
Gas Company, under which POGC will purchase the gas produced from FX Energy's Kleka 11 discovery well in western Poland. We own a 49% interest in the well and POGC owns the remaining 51%. We are the first foreign company to sign a gas purchase contract with POGC and will be the first western company to produce and sell gas from a discovery in Poland.

         Drilling operations are continuing on three wells: Mieszkow 1 operated by POGC and Tuchola 108-2 and Annopol 254-1, both operated by Apache Corporation.

          The date of this prospectus supplement is December 27, 2000.